Exhibit 99.1

NEWS RELEASE

Investor Contact:	Media Contact:
Jessica L. Greiner	Jack Todd
Director of Investor Relations	Trinity Industries, Inc.
Trinity Industries, Inc.	214/589-8909
214/631-4420

FOR IMMEDIATE RELEASE

Trinity Industries, Inc. Announces Executive Appointment

DALLAS, Texas - February 7, 2014 - Trinity Industries, Inc. (NYSE:TRN) today announced that Melendy Lovett, a member of its Board of Directors since 2012, will be named Senior Vice President and Chief Administrative Officer effective March 10, 2014. Ms. Lovett recently announced her retirement from Texas Instruments (“TI”) as Senior Vice President and President of TI’s Education Technology business. In connection with this appointment, Ms. Lovett has resigned from her Board position at Trinity.

"We are very fortunate that Melendy will be joining our management team,” said Timothy R. Wallace, Trinity Chairman, President and Chief Executive Officer. “Her experience leading a business group for a global enterprise and significant expertise in human resources, technology, and the oversight of administrative activities will be especially critical to Trinity as we grow. Her skillset complements the capabilities of our existing management team.”

Prior to her most recent positions with TI, Ms. Lovett was a vice president in TI’s human resources organization, responsible for the company’s worldwide compensation and benefits programs and U.S. human resources operations and administration. Prior to joining TI, she was a senior manager with the consulting firm Coopers & Lybrand. In that capacity, she counseled business leaders and implemented solutions in all business functions and in industries such as manufacturing, distribution, communications, and publishing. Ms. Lovett is a Certified Public Accountant in the state of Texas. She holds a bachelor's degree in management from Texas A&M University, and a master's degree in accounting from the University of Texas-Dallas.

In addition to her TI duties, Ms. Lovett founded and led a non-profit fund involving TI women dedicated to improving math and science education for girls in high school. She also serves as Chairman of the AVID Center board of directors, a non-profit focused on college readiness.

Trinity Industries, Inc., headquartered in Dallas, Texas, is a diversified industrial company that owns market-leading businesses which provide products and services to the energy, transportation, chemical and construction sectors. Trinity reports its financial results in five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group, and the Energy Equipment Group. For more information, visit: www.trin.net.

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